Contact:
Stacie Hicks
Corporate Communications Manager
(704) 688-4557

FOR IMMEDIATE RELEASE
May 17, 2007

First Charter's CFO Resigns Effective August 17, 2007

Charlotte, North Carolina - First Charter Corporation (NASDAQ: FCTR) today announced that its Chief Financial Officer, Charles A. Caswell, has submitted his resignation but will remain engaged to assist in the transition of his role through August 17, 2007.

Caswell joined First Charter in 2005 and has played an active role in the company's balance sheet and business restructuring, including last year's acquisition of GBC Bancorp and divestiture of Southeastern Employee Benefits Services.  Bob James, President and Chief Executive Officer, said, "We appreciate Chuck's contributions and willingness to assist in the transition of his responsibilities and we wish him well in the next stage of his career."

First Charter appointed Sheila Stoke, the Company's Senior Vice President and Controller, as principal financial officer on an interim basis reporting to Bob James, President and CEO.  Further, Matthew Carson, Senior Vice President and Director of Strategic Initiatives, will assume responsibility as team leader for management reporting, balance sheet management, and treasury matters until a CFO replacement is identified.  He will also report to Bob James.  James noted, "Several key hires in recent months have added valuable depth and experience in our finance division.  As a result, we are confident that even as this transition occurs, we will keep up the pace of strengthening financial controls and meeting filing deadlines.  First Charter will immediately engage a search firm to help identify internal and external candidates to fill the CFO position as soon as possible.  Our aim in filling the CFO position is to find the best match for First Charter in this period of accelerated growth, demanding performance goals, and a changing regulatory environment."

James continued, "The No. 1 priority at First Charter is to continue to deliver exceptional service to our customers.  We apply that same emphasis on excellence to managing our support functions because they make up the framework for meeting our customer-service goal.  One of the key responsibilities for any new CFO will be to continue to take those capabilities to higher levels as we expand our customer base, broaden our service offerings, and extend our market reach."

Corporate Profile
First Charter Corporation (NASDAQ: FCTR), headquartered in Charlotte, North Carolina, is a regional financial services company with assets of $4.9 billion and is the holding company for First Charter Bank.  First Charter operates 58 financial centers, four insurance offices, and 138 ATMs in North Carolina and Georgia, and also operates loan origination offices in Asheville, North Carolina and Reston, Virginia.  First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, wealth management, investments, insurance, and mortgages.

For more information about First Charter, visit the Company's Web site at www.firstcharter.com or call 800-601-8471.